Exhibit 99.1
Perot Systems Reports Third Quarter 2007
Financial Results
Plano, TX — October 30, 2007 — Perot Systems Corporation (NYSE: PER) today announced third quarter 2007 financial results:
•	Revenue was $655 million, an increase of 12% year-to-year over third quarter 2006 revenue of $583 million.

•	Earnings per share (diluted) was $.20.

•	New contract signings totaled $610 million for the third quarter of 2007, bringing the total value of new contracts signed during the past twelve months to $1.7 billion.

•	Operating Cash Flow and Capital Expenditures for the third quarter of 2007 totaled $57 million and $18 million, respectively. Trailing twelve month Operating Cash Flow and Capital Expenditures were $137 million and $104 million, respectively. As of September 30, 2007, Cash totaled $175 million.
For the third quarter of 2007, Perot Systems reported an operating margin of 6.4%, representing a sequential increase of 0.7 percentage points, despite experiencing project-related weakness. This profit improvement came primarily from increased existing contract profitability within the Industry Solutions line of business.
“We delivered profit improvements that enabled us to report higher earnings and profit margins than we reported in the second quarter,” said Peter Altabef, president and CEO for Perot Systems. “However, in view of the end of the Triad contract and greater market pressure, we have initiated actions that will increase earnings over current levels and strengthen our business in the long-term.”

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Perot Systems is implementing changes in the fourth quarter that will increase profit margins and profitability entering 2008 and improve overall business operations through a greater focusing of resources, a reconfiguration of functions, and a strengthening of its overall workforce.
These actions will include the termination of employment of approximately 650 associates. The cost to implement these actions of approximately $20 million, or $.10 per share (diluted), will be incurred in the fourth quarter of 2007. Approximately 425 reductions will be beneficial to future earnings, producing an annual earnings benefit of approximately $34 million. Approximately one-half of these savings will increase earnings and the remainder will be reinvested in the Company’s operations.
Trend Information and Business Outlook
In the fourth quarter of 2007, Perot Systems received notification from Community Health Systems (CHS) that as a result of its merger with Triad Hospitals, Inc. and expected integration plans, it intends to end the current services agreements that Perot Systems signed with Triad Hospitals, Inc. in 2006. For the third quarter of 2007, this contract was operating at approximately breakeven profitability on revenue of approximately $20 million.
Although the termination will be effective December 31, 2007, Perot Systems will provide CHS with termination and transition assistance services. These transition assistance services may extend into 2008. In addition, Perot Systems will provide project-based services to CHS.
Under the termination for change of control provisions of the agreements, CHS paid to Perot Systems, in October, a termination fee and will reimburse Perot Systems for certain shutdown costs. Perot Systems will recognize termination-related revenue, including previously paid amounts, of approximately $45 million, with non-personnel-related contract shutdown costs of up to $5 million. The net diluted earnings per share benefit will range from $.20 to $.22. While Perot Systems expects to recognize all of this revenue and profit in the fourth quarter, if the transition extends into 2008, Perot Systems may defer part of this revenue and profit into 2008.

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For the fourth quarter of 2007, Perot Systems expects revenue to range from $700 million to $715 million, including the $45 million of Triad termination-related revenue. Earnings per share (diluted) will range from $.30 to $.34. This earnings projection includes approximately a net $.11 to $.14 benefit from:
•	Net Triad termination-related earnings of approximately $.20 to $.22 per share.

•	Implementation cost for the fourth quarter actions of $.10 per share.

•	A partial benefit from actions to strengthen profitability of approximately $.01 to $.02 per share.
Conference Call
Perot Systems will hold a conference call to review third quarter 2007 results of operations on October 30, 2007, at 10:15 a.m. EDT. Parties interested in participating may join the conference call via the Internet at www.perotsystems.com. Additionally, Perot Systems has published a downloadable summary of its third quarter 2007 financial results at www.perotsystems.com.

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Perot Systems Corporation
Condensed Consolidated Income Statements
For the Three Months Ended September 30, 2006 and 2007
(Millions of USD, except per share amounts)
Unaudited

	Three Months Ended
	September 30
	2006	2007

Revenue	$583	$655
Direct cost of services 1)	514	542

Gross profit	69	113
Selling, general & admin 1)	74	71

Operating income (loss)	(5)	42
Other income	1	—
Interest income (expense), net	1	(1)

Income (loss) before taxes	(3)	41
Provision for income taxes	(3)	16

Net income	$0	$25

Earnings per share (diluted) data:
Earnings per share (diluted)	$.00	$.20
Shares outstanding (diluted)	122	125

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Perot Systems Corporation
Revenue Summary
For the Three Months Ended September 30, 2007
(Millions of USD)
Unaudited

Revenue
3Q 2006	$583

Growth/(Decrease) related to:
UBS Infrastructure outsourcing contract	(64)
Commercial accounts	39
New contracts	14
Acquisition 2)	7

Industry Solutions	(4)

Federal accounts	(1)
Acquisition 2)	75

Government Services	74

Consulting and Apps. Sol., gross 3)	14
Inter-segment eliminations 3)	(12)

3Q 2007	$655

	Revenue	Year-to- Year Growth	% of Total
Healthcare 2)	$324	15%	49%
Commercial Solutions & Other 4)	130	(26%)	20%

Industry Solutions	454	(1%)	69%

Government Services 2)	147	101%	22%

Consulting and Applications Solutions, gross 3)	80	21%	12%

Inter-segment eliminations 3)	(26)	86%	(3%)

Total	$655	12%	100%

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Perot Systems Corporation
Condensed Consolidated Balance Sheets
As of December 31, 2006 and September 30, 2007
(Millions of USD)
Unaudited

	As of	As of
	12/31/2006	9/30/2007
Cash and cash equivalents	$250	$175
Short-term investments	133	—
Accounts receivable, net	338	465
Prepaid expenses and other	62	72

Total current assets	783	712
Property, equip. & software, net	220	248
Goodwill	463	714
Other non-current assets	115	193

Total assets	$1,581	$1,867

Current liabilities	$301	$295
Long-term liabilities	175	332
Stockholders’ equity	1,105	1,240

Total liabilities & stockholders’ equity	$1,581	$1,867

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Perot Systems Corporation
Condensed Consolidated Statements of Cash Flows
For the Three Months Ended September 30, 2006 and 2007
(Millions of USD)
Unaudited

	Three Months Ended
	9/30/2006	9/30/2007
Net income	$0	$25
Depreciation and amortization	20	26
Changes in assets and liabilities (net of effects from acquisitions of businesses) and other non-cash items	43	6

Net cash provided by operating activities	63	57

Purchases of property, equipment & software	(19)	(18)
Acquisitions of businesses, net	—	(86)
Purchase of short-term investments, net	(105)	—
Other investing, net	1	—

Net cash used in investing activities	(123)	(104)

Proceeds from issuance of long-term debt and capital lease obligations	—	55
Proceeds from issuance of common stock	6	6
Other financing activities	1	(1)

Net cash provided by financing activities	7	60
Effect of exchange rate changes on cash	(1)	4

Net cash flow	($54)	$17

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Footnotes
1.	In the third quarter of 2006, Perot Systems impaired $44 million of deferred costs when Perot Systems and Blue Cross & Blue Shield of Rhode Island modified their existing contractual relationship, which eliminated the fixed-price software development and implementation deliverables. In addition, Perot Systems recorded expense of $6 million related to actions to strengthen future profitability. $45 million of these amounts were recorded in direct cost of services and $5 million were recorded in selling, general and administrative expense.
2.	Perot Systems acquired two companies during the twelve months ended September 30, 2007. The acquisitions of QSS Group, Inc. (QSS) and JJWild, Inc. (JJWild) contributed $75 million and $7 million of revenue, respectively, for third quarter of 2007. The operating results of QSS are reported within the Government Services line of business and the operating results of JJWild are reported within the Industry Solutions line of business.
3.	Gross revenue measures all services provided by Consulting and Applications Solutions, both direct-to-market and through our other lines of business. Inter-segment eliminations relate to the revenue associated with services provided by Consulting and Applications Solutions to our other lines of business.
4.	The decrease is predominately attributable to the expiration of the UBS infrastructure outsourcing contract, which resulted in a $64 million decrease to revenue.
About Perot Systems
Perot Systems is a worldwide provider of information technology services and business solutions. Through its flexible and collaborative approach, Perot Systems integrates expertise from across the company to deliver custom solutions that enable clients to accelerate growth, streamline operations and create new levels of customer value. Headquartered in Plano, Texas, Perot Systems reported 2006 revenue of $2.3 billion. The company has more than 22,000 associates located in North America, Europe, and Asia. Additional information on Perot Systems is available at http://www.perotsystems.com/.

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This press release contains forward-looking statements that are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. For factors that could affect our business and cause actual results to differ materially, please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, as filed with the U.S. Securities and Exchange Commission and available at http://www.sec.gov/, as updated in our Quarterly Reports on Form 10-Q filed after such Form 10-K, for additional information regarding risk factors. We disclaim any intention or obligation to revise any forward- looking statements whether as a result of new information, future developments, or otherwise.
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